Exhibit 10.10(B)

2015 Executive Incentive Plan

(March 2015)

Yahoo 2015 Executive Incentive Plan

I. Introduction

A. Applicability

1.	The Employees eligible to participate in the Yahoo! Inc. 2015 Executive Incentive Plan (the “Executive Incentive Plan” or this “Plan”) are Marissa A. Mayer, Ken Goldman, David Filo, and Ronald S. Bell, as well as any other employee who is designated by the Board of Directors (the “Board”) of Yahoo! Inc. (“Yahoo” or the “Company”) as an “Executive Officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) and specifically designated as a Plan participant by the Compensation and Leadership Development Committee of the Board (the “Compensation Committee,” and any such other employee a “New Participant”). Any employee eligible to Participate in this Plan is referred to as a “Participant.”

2.	The Compensation Committee reserves the right to amend, modify or terminate this Plan, in whole or in part, at any time, in its sole discretion including, without limitation, to comply with applicable local law, rules and regulations; provided that any such amendment will be consistent with the intent that each Participant’s bonus opportunity under this Plan qualify (except as otherwise provided by Section III.E) as performance-based compensation under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may remove any individual from participation in this Plan at any time. All exceptions, adjustments, additions, or modifications to this Plan require the approval of the Compensation Committee.

B. Objectives of the Executive Incentive Plan

•	To enhance the Company’s competitiveness and the Company’s ability to attract, motivate and retain top talent;

•	To recognize the role of senior leadership in the success of the Company;

•	To reward annual financial and individual performance that complements the Company’s longer-term strategic focus; and

•	To encourage collaboration and teamwork across the Company.

II. Executive Incentive Plan Elements

A. Target Awards

A target cash bonus award (“Target Award”) has been established for each Participant by the Compensation Committee. Target Awards are typically expressed as a percentage of a Participant’s annual base salary rate as of the last day of the applicable year, where such salary rate does not include other forms of compensation (such as, without limitation, expense reimbursements, superannuation, bonus payments, long-term incentives, overtime compensation, and other variable compensation). Target Awards may also be a specified fixed dollar (or local currency) amount. Target Awards may be reviewed and revised in the sole discretion of the Compensation Committee.

This Plan and Target Awards do not constitute a guarantee of or entitlement to a bonus payment. A Participant’s actual bonus payment may vary from his or her Target Award.

(March 2015)

Yahoo 2015 Executive Incentive Plan

B. Executive Incentive Plan Bonus Formula

Following the end of 2015, a “Company Performance Factor” (based on the Company’s financial and operational performance during 2015) and an “Individual Performance Factor” (evaluating the individual’s performance during the year) will be determined by the Compensation Committee. A Participant’s Executive Incentive Plan bonus for 2015, subject to the other terms and conditions of this Plan, will equal the Participant’s Target Award for 2015 multiplied by the Company Performance Factor and multiplied by the Participant’s Individual Performance Factor; provided, however, that each Participant’s Plan bonus shall not exceed 200% of his or her Target Award.

The metrics used to determine the financial performance of the Company in determining the Company Performance Factor will be GAAP Revenue, Revenue ex-TAC, Adjusted EBITDA, and Mavens Revenue (each as defined below) for 2015. The Compensation Committee will also assess (a) operational performance of the Company in determining the Company Performance Factor, and (b) individual performance in determining a Participant’s Individual Performance Factor.

•	“Adjusted EBITDA” as to a particular year means the Company’s income from operations before depreciation, amortization, restructuring charges (and reversals), goodwill and intangible asset impairment charges, and stock-based compensation expense for such year, as such items are determined by the Company and reflected in its reporting of financial results.

•	“GAAP” means U.S. generally accepted accounting principles.

•	“GAAP Revenue” as to a particular year means the Company’s worldwide revenue for such year, as determined by the Company in accordance with GAAP and reflected in its reporting of financial results.

•	“Mavens Revenue” as to a particular year means the Company’s revenue for that period as determined by the Company in accordance with GAAP, that arises (without duplication) from:

(a)	Mobile (i.e., user activity on mobile devices, including mobile telephones, smartphones and tablets);

(b)	Video (i.e., products that take the form of a video);

(c)	Native (i.e., native advertising products); or

(d)	Social (i.e., all revenue from Tumblr).

•	“Revenue ex-TAC” as to a particular year means the Company’s worldwide GAAP Revenue less TAC for such year, as determined by the Company and reflected in its reporting of financial results.

•	“TAC” means traffic acquisition costs.

GAAP Revenue, Revenue ex-TAC, Adjusted EBITDA and Mavens Revenue will be subject to the adjustment provisions set forth in Section III.C.

Notwithstanding the foregoing provisions, the Compensation Committee retains discretion (a) to reduce or eliminate the amount of any Executive Incentive Plan bonus otherwise payable, or (b) subject to Section II.C to below, to increase the amount of any Executive Incentive Plan bonus otherwise payable.

(March 2015)

Yahoo 2015 Executive Incentive Plan

Any Executive Incentive Plan bonus payable to a Participant under this Plan shall not be considered as “salary” in any circumstance and shall not be included in calculations for overtime pay, retirement benefits, severance, or any other benefits under any applicable plan, policy, agreement or applicable law.

C. Bonus Limit

Subject to Section III.E, each Participant’s Executive Incentive Plan bonus for 2015 is (notwithstanding anything to the contrary above) subject to the limitations of this Section C. The intent of this Section C is to structure Executive Incentive Plan bonus opportunities to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (“Section 162(m)”). Accordingly, this Plan will be construed and interpreted consistent with that intent. The Participants’ Executive Incentive Plan bonus opportunities are structured as performance-based awards under Appendix A to the Yahoo! Inc. Stock Plan, as amended (the “Stock Plan”). Any determination contemplated by this Plan for the applicable year will be made by the Compensation Committee, and no Executive Incentive Plan bonus may be paid unless and until the Compensation Committee certifies, by resolution or other appropriate action in writing, that the bonus is not more than the Participant’s maximum bonus determined pursuant to this Section C and that any other material terms applicable to the bonus were in fact satisfied.

The maximum aggregate bonus pool for 2015 under this Plan will equal 3% of Yahoo! Inc.’s Adjusted EBITDA for 2015 (the “Section 162(m) Bonus Pool Limit”). The Compensation Committee established each Participant’s maximum Executive Incentive Plan bonus for 2015 as follows (in each case expressed as a portion of the Section 162(m) Bonus Pool Limit for that year): Marissa A. Mayer—one-half; Ken Goldman—one-sixth; Ronald S. Bell—one-sixth; and David Filo—one-sixth. (For example, if the Compensation Committee allocated one-sixth of the Section 162(m) Bonus Pool Limit to a particular Participant, the Participant’s maximum Executive Incentive Plan bonus will equal one-sixth of 3% of Yahoo! Inc.’s Adjusted EBITDA.) Notwithstanding the foregoing, in all cases each Participant’s maximum Executive Incentive Plan bonus for 2015 will be subject to the limit of Section A.3 of the Stock Plan and any other maximum bonus amount established by the Compensation Committee for that Participant, in each case if lower than the amount determined pursuant to this Section C. The Compensation Committee has discretion to reduce (but not increase) the maximum amount of a Participant’s bonus determined pursuant to this Section C. For purposes of clarity, if the Compensation Committee exercises its discretion to reduce the maximum amount of any Executive Incentive Plan bonus (or any Executive Incentive Plan bonus is otherwise not paid at the maximum amount), the amount of the difference may not be allocated to any other Participant.

(March 2015)

Yahoo 2015 Executive Incentive Plan

When calculating GAAP Revenue, Revenue ex-TAC, Adjusted EBITDA, and Mavens Revenue for purposes of determining actual performance for 2015, the Company’s actual GAAP Revenue, Revenue ex-TAC, Adjusted EBITDA, and Mavens Revenue for such year shall be adjusted (without duplication) for the following items to the extent such items were not included in the Financial Plan for 2015:

(a)	increased or decreased to eliminate the financial statement impact of acquisitions with a GAAP purchase price of $500 million or more and costs associated with such acquisitions;

(b)	increased or decreased to eliminate the financial statement impact of divestitures with a GAAP sale price of $500 million or more and costs associated with such divestitures;

(c)	increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP;

(d)	increased or decreased to eliminate the financial statement impact of legal settlements that have an impact on revenues or expenses under GAAP;

(e)	increased or decreased to eliminate the financial statement impact of any changes in how the Company reports any portion of its GAAP revenue (i.e., whether on a gross or net (after TAC) basis) during the year; and

(f)	increased or decreased to eliminate the financial statement impact of the proposed spin-off of the Company’s remaining holdings in Alibaba Group Holding Limited and Yahoo Small Business, and costs associated with such transaction.

“Financial Plan” for 2015 means the Company’s final financial plan for 2015 reviewed by the Board of Directors in advance of such year.

III. TERMS AND CONDITIONS

A. Executive Incentive Plan Effective Period

This Plan covers the period from January 1, 2015 to December 31, 2015. This Plan supersedes all previous executive cash incentive plans, management incentive plans (MIP), Yahoo Incentive Plans for Excellence and Execution (YIPEE), Sales Incentive Plans, or leadership bonus plans and agreements and all other previous or contemporaneous oral or written statements by the Company on this subject.

B. Date for Incentive Payments

Executive Incentive Plan bonuses paid under this Plan are not earned until paid and in all events remain subject to Section III.J. It is a condition for Executive Incentive Plan eligibility that Participants must be employed, and to the extent permitted by applicable law, not under notice of termination given by the Company or the Participant (if applicable), on the payment date of the Executive Incentive Plan bonuses (except as otherwise provided below in Section G). Payment will not occur until after financial results for 2015 are determined by the Company and the year end review process for 2015 is completed.

(March 2015)

Yahoo 2015 Executive Incentive Plan

C. Form and Timing of Payment

If the conditions for payment described above are met, the Executive Incentive Plan bonus will be payable in a lump sum cash payment (in local currency), subject to required payroll deductions and tax withholdings no later than March 15, 2016 (except that, in the case of any Participants not on the United States payroll of the Company at the start of the applicable year and who are not added to the United States payroll of the Company during the applicable year, payment will occur not later than March 31, 2016).

D. Adjustments to Target Awards

The Compensation Committee in its sole discretion can approve adjustments to Target Awards for Participants during 2015. Any such changes will be communicated to the Participant in writing.

E. New Participants; Changes in Position; Other Prorations

If an employee is designated by the Board as an Executive Officer during 2015 (due to being newly hired, promoted, or otherwise), the Compensation Committee may select the employee for participation in this Plan by notifying the employee that he or she has been designated as a Participant under this Plan. Unless otherwise provided by the Compensation Committee at the time a New Participant is selected for participation in this Plan (in which case the Compensation Committee shall also, at such time, specify the applicable Section 162(m) limitation(s) applicable to the New Participant), any New Participant’s Executive Incentive Plan bonus for 2015 will not be subject to the limitations of Section II.C and, accordingly, will not qualify as performance-based compensation within the meaning of Section 162(m).

The following rules shall also apply except as otherwise determined by the Compensation Committee with respect to a particular Participant:

•	If a Participant’s Target Award as to the year changes during the year, or if a New Participant is added during the year, his/her annual Target Award amount shall be prorated based on the number of days each amount was in effect during the year.

•	If a Participant transfers mid-year from an Executive Incentive Plan-eligible position to one that is not Executive Incentive Plan eligible (for example, if a Participant ceases to be designated as an Executive Officer by the Board but remains employed by the Company), the Compensation Committee, in its sole discretion, shall award the employee an Executive Incentive Plan bonus based on a prorated Executive Incentive Plan Target Award. Any such payment will be paid at the same time as other Executive Incentive Plan payments are paid.

The Compensation Committee has the sole discretion to prorate, reduce, offset, or eliminate Executive Incentive Plan bonuses to account for advances or payouts to employees under other bonus plans in effect during the same year, or for other reasons as it deems appropriate.

F. Leaves of Absence

To the extent permitted by applicable law, the amount of the Executive Incentive Plan bonus may be prorated for Participants who have been on an approved leave of absence during the year.

(March 2015)

Yahoo 2015 Executive Incentive Plan

G. Terminations of Employment

To the extent permitted by applicable law, and except as otherwise approved by the Compensation Committee or expressly set forth in a written agreement between the Participant and the Company, Participants whose employment is voluntarily or involuntarily terminated (with or without cause) by the Participant or the Company or are under notice of termination given by either party (if applicable) prior to the payment date of the Executive Incentive Plan bonus will not be eligible for and shall not receive any Executive Incentive Plan bonus.

Participants whose employment terminates due to the employee’s total disability during 2015 will be eligible for a prorated Executive Incentive Plan bonus, based on the date of termination, and paid at the time other Executive Incentive Plan bonuses are paid under this Plan, to the extent permitted by applicable law. If a Participant dies during 2015, the Executive Incentive Plan bonus will be prorated based on the date of death and paid to the estate of the deceased Participant, at the time other Executive Incentive Plan bonuses are paid.

H. Executive Incentive Plan Interpretation

This Plan shall be interpreted by the Compensation Committee. The Compensation Committee has the sole discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms and shall resolve any and all questions regarding interpretation and/or administration.

Participants who have issues regarding payments or the administration of this Plan may file a claim in writing to the Compensation Committee, c/o the Secretary of the Company, within 90 days of the date on which the Participant first knew (or should have known) of the facts on which the claim is based. The Compensation Committee or its designee(s) shall consider the claim and notify the Participant in writing of the determination and resolution of the issue. Claims that are not pursued through this procedure shall be treated as having been irrevocably waived. The determination of the Compensation Committee or its designee(s) as to any complaint or dispute will be final and binding and shall be upheld unless arbitrary or capricious or made in bad faith.

The provisions of this Plan are severable and if any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions of this Plan.

This Plan shall be construed and interpreted consistent with, and so as to avoid the imputation of any tax, penalty or interest under, Section 409A of the Code. However, other than the Company’s right to withhold required payroll deductions and tax withholdings, each Participant is solely responsible for his or her tax liability that may result from the payment of any bonus under this Plan.

I. Employment At-Will (U.S. Employees only)

The employment of all Participants in the United States is “at will” and is terminable by either the Participant or Yahoo! at any time, with or without advance notice and with or without cause. This Plan shall not be construed to create a contract of employment for a specified period of time between Yahoo! and any U.S. Participant.

(March 2015)

Yahoo 2015 Executive Incentive Plan

J. Recoupment

Notwithstanding any other provision herein, the recoupment or “clawback” policies adopted by the Compensation Committee and applicable to incentive awards, as such policies are in effect from time to time, shall apply to this Plan and any bonuses paid or payable under this Plan.

(March 2015)